5.1   Opinion of Michael S. Krome, Esq.



                             MICHAEL S. KROME, ESQ.
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381



                                                   May 25, 2005


The Board of Directors
Andrew Mazzone, President
513 Dryden Street
Westbury, NY  11590

Gentlemen:

      You have requested my opinion as counsel for XIOM Corp., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated thereunder, of an aggregate of 500,000 shares (the "Shares") of the Company's common stock, par value $0.0001 per share (the "Common Stock") and 157,062 shares issued pursuant to a private placement and offered by the Selling shareholders and an additional 157,062 shares underlying the warrants for the shares sold in the private placement, for a total of 814,124 Shares of common stock, pursuant to a Registration Statement on Form SB-2 (the "Registration Statement").

      For purposes of this opinion, I have examined the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus, which is a part thereof (the "Prospectus") and the exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed.

      In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or Photostatted copies, and the authenticity of the originals of such copies.

      I am a member of the bar of the State of New York. My opinions below are based upon the laws of the State of New York, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws of the United States. Based on the foregoing, it is my opinion that


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      1. The Company is a duly organized and validly existing corporation under the laws of the State of Delaware, with corporate power to conduct the business it conducts as described in the Registration Statement;

      2. The Company has an authorized capitalization as set forth in the Registration Statement;

      3. The securities set forth in the Registration Statement for re-sale by current shareholders, has been validly issued and are fully paid and non-assessable shares of common stock of Xiom, Inc.; and

      4. The securities set forth in the Registration Statement being offered for sale by the Company, at the time of sale, will be validly issued and are fully paid and non-assessable shares of common stock of Xiom, Inc.; and

      5. The Warrants issued as part of the private placement offering and issued to other shareholders as set forth, and exchangeable for 157,062 shares, have been duly and validly authorized and created and, subject to payment for the exercise thereof pursuant to the terms of the said Warrant, the Common Stock issued as a result of exercise of the Warrants will be duly and validly issued as fully paid and non-assessable shares of Common Stock.

      I consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of my name under the caption "Legal Matters" in the Prospectus.

Sincerely,


/s/ Michael S. Krome, Esq.